UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-SB

GENERAL FORM FOR REGISTRATION OF SECURITIES
OF SMALL BUSINESS ISSUERS
Under Section 12(b) or (g) of The Securities Exchange Act of
1934
CLTC Ventures Corporation
(Name of Small Business Issuer in its charter)

_______________Delaware
_____________________________________________84-
1717998________
(State or other jurisdiction of incorporation or
organization)                 (I.R.S. Employer
Identification No.)

____________4400 Westgrove dr., Ste 106 Addison, TX
___________________75001_______________
(Address of principal executive offices)
	(Zip Code)


Issuer's telephone number (214) _687-
0000________________________

Securities to be registered under Section 12(b) of the Act:

Title of each class 					Name of each
exchange on which
to be so registered 					each class is to
be registered

___________________________
	___________________________

___________________________
	___________________________


Securities to be registered under Section 12(g) of the Act:


____________________________________________________________
_____________________
(Title of class)

____________________________________________________________
_____________________
(Title of class)










Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 2336 (05-06)
GENERAL INSTRUCTIONS

A.	Use of Form 10-SB.

1. 	This Form may be used by a "small business issuer,"
defined in Rule 12b-2 (240.12b-2) of the Securities Exchange Act of 1934 (the "Exchange Act"), to register a class of securities under Section
12(b) or (g) of the Exchange Act. For further information as to eligibility to use this form see Item 10(a) of Regulation S-B (17 CFR 228.10 et seq.).

2. 	If the small business issuer is not organized under the
laws of any of the states of or the United States of America, it shall at the time of filing this registration statement, file with the Commission a written irrevocable consent and power of attorney or Form F-X [
239.42]. Any change to the name or address of the agent for service of the issuer shall be communicated promptly to the Commission through amendment of the requisite form and referencing the file number of the registration statement.

B.	Signature and Filing of Registration Statement.

1. File three "complete"copies and five "additional"copies of the registration statement with the Commission and file at least one complete copy with each exchange on which the securities will be registered. A "complete"copy includes financial statements, exhibits and all other papers and documents. An "additional"copy excludes exhibits.

2. Manually sign at least one copy of the report filed with the Commission and each exchange; other copies should have typed or printed signatures.

C. 	Information to be Incorporated by Reference.
Refer to Rule 12b-23 ( 240.12b-23 of this chapter) if information will be incorporated by reference from other documents in answer to partial answer to any item of this Form.

D.		[Omitted from text]

E.	Alternative Disclosure Formats.

      Small business issuers which were not previously subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act may elect any one of the three alternative disclosure models of Part I. Regardless of the disclosure model used, all registrants shall also complete Parts II and III, and furnish the financial statements required by Part F/S. As Alternative 1 is not a "transitional disclosure format,"those small business issuers electing Alternative 1 will not be eligible to use the transitional disclosure formats in Forms 10-KSB, 10-QSB and SB-1.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Alternative 1

      Corporate issuers may elect to furnish the information required by Questions 1, 3, 4, 11, 14-20, 28-43, 45, and 47-
50 of Model A of Form 1-A.

Alternative 2

      Any issuer may elect to furnish the following information required by Items 6-12 of Model B of Form 1-A.

Alternative 3

      Any issuer may elect to furnish the following information.

Item 1. 	Description of Business.

CLTC Ventures focuses on acquiring enough proven reserves to become actual energy/metal producing company and at the same time, have a wide range of exploration prospects.

Item 2. Management's Discussion and Analysis or Plan of
Operation.

We will be the Natural Resources Company of Choice through operation excellence and leading performance.

Item 3. Description of Property.

Property is in a sublease contract whereby certain
premises containing approximately 1,230 retable square
feet located at 4400 Westgrove Dr., Ste 106 Addison, TX
75001

Item 4. Security Ownership of Certain Beneficial Owners and
Management.

      Furnish the information required by Item 403 of Regulation S-B.

Item 5. Directors and Executive Officers, Promoters and
Control Persons..

      Lorena Miranda			President
      Gama Munoz			Secretary

Item 6. Executive Compensation.

      Furnish the information required by Item 402 of Regulation S-B.

Item 7. Certain Relationships and Related Transactions and
Director Independence.

Furnish the information required by Item 404 of Regulation S-B (228.404 of this chapter) and Item 407
(a) of Regulation S-B (228.407(a) of this chapter).

Item 8. Description of Securities.

      Furnish the information required by Item 202 of Regulation S-B.

PART II

Item 1. Market Price of and Dividends on the Registrant's
Common Equity and Related Stockholder
      Matters.
Name                           Shares of 		Type of
Shares            Services Rendered
			CLTC Ventures Corp.
Steve K
Allaman
295
Class A
Common
Restricted
Shares
Portion of
employee
incentives
package
American BNP
Holdings LP
1,975,295
Class A
Common
Restricted
Shares
Investment
Advisory
Services
American BNP
Resources LLC
1,691,826
Class A
Common
Restricted
Shares
Investment
Advisory
Services
American
Capital
Investments
LLC
1,072,165
Class A
Common
Restricted
Shares
Investment
Advisory
Services
American
Heritage
Capital
Invesstments
678
Class A
Common
Restricted
Shares
Investment
Advisory
Services
American
Heritage
Investment
1,108,824
Class A
Common
Restricted
Shares
Investment
Advisory
Services
American
Petroleum
Corporation
678
Class A
Common
Restricted
Shares
Investment
Advisory
Services
Annabellas
Design
678
Class A
Common
Restricted
Shares
Portion of
employee
incentives
package
BDB Financial
Services Inc
56,883
Class A
Common
Restricted
Shares
Investment
Advisory
Services
Betty
Benjamin
295
Class A
Common
Restricted
Shares
Portion of
employee
incentives
package
Cede & CO
11,670,343
Class A
Common non-
restricted
Shares
Investment
Advisory
Services
Phillip
Chipping
77,148
Class A
Common
Restricted
Shares
Investor
Jeffrey
Fanning
4,374,506
Class A
Common
Restricted
Shares
Investor
Linda
Freidman
296
Class A
Common
Restricted
Shares
Portion of
employee
incentives
package
General
Energy
Corporation
359,502
Class A
Common
Restricted
Shares
Investment
Advisory
Services
Jon B Gerster
295
Class A
Common
Restricted
Shares
Portion of
employee
incentives
package
Robert
Gingras
295
Class A
Common
Restricted
Shares
Portion of
employee
incentives
package
Marcus Givens
295
Class A
Common
Restricted
Shares
Portion of
employee
incentives
package
George
Goebeler
295
Class A
Common
Restricted
Shares
Portion of
employee
incentives
package
Eric Harris
901,961
Class A
Common
Restricted
Shares
Portion of
employee
incentives
package
Mark Holmes
295
Class A
Common
Restricted
Shares
Portion of
employee
incentives
package
Zameena
Hosein
295
Class A
Common
Restricted
Shares
Portion of
employee
incentives
package
Olushla
Adekunle
Johnson
295
Class A
Common
Restricted
Shares
Portion of
employee
incentives
package
Michael
Langin
295
Class A
Common
Restricted
Shares
Portion of
employee
incentives
package
Victor Mason
29,412
Class A
Common non-
restricted
Shares
Investment
Advisory
Services
Dominic
McWhorter
295
Class A
Common
Restricted
Shares
Portion of
employee
incentives
package
Gerald J
Millstein
295
Class A
Common
Restricted
Shares
Portion of
employee
incentives
package
Lorena
Miranda
180,393
Class A
Common
Restricted
Shares
Portion of
employee
incentives
package
Eddie Monet
295
Class A
Common
Restricted
Shares
Portion of
employee
incentives
package
Lance Moore
58,824
Class A
Common
Restricted
Shares
Portion of
employee
incentives
package
Muneal
Investment
Group Inc
45,883
Class A
Common
Restricted
Shares
Investment
Advisory
Services
North Hills
School
38,236
Class A
Common
Restricted
Shares
Non-Profit
Org
Robert G
Pedersen II
466,471
Class A
Common
Restricted
Shares
Investor
Pilgrim
Petroleum
Corporation
1,157,443
Class A
Common
Restricted
Shares
Investor
Madeline
Pinedo
229,412
Class A
Common
Restricted
Shares
Portion of
employee
incentives
package
Stanley R
Rumbough Jr
295
Class A
Common
Restricted
Shares
Portion of
employee
incentives
package
Schroder
Divad LTD
2,254,901
Class A
Common
Restricted
Shares
Portion of
employee
incentives
package
Brandon Stone
353,237
Class A
Common
Restricted
Shares
Portion of
employee
incentives
package
Warrior
Capital LLC
359,119
Class A
Common
Restricted
Shares
Investment
Advisory
Services
Marcene
Williscroft &
Ann
Williscroft
JT Ten
295
Class A
Common
Restricted
Shares
Portion of
employee
incentives
package
Total Shares
Outstanding
28,468,834



Item 2. Legal Proceedings.

CLTC Ventures in not currently in any legal procedings

Item 3. Changes in and Disagreements with Accountants.

      CLTC Ventures has not had any changes or disagreements with any accountants.

Item 4. Recent Sales of Unregistered Securities.

      Furnish the information required by item 701 of Regulation S-B.

Item 5. Indemnification of Directors and Officers.

      Furnish the information required by Item 702 of Regulation S-B.

PART F/S












Consolidated Financial Statements of

CLTC VENTURES CORP.

Six months ended June 30, 2007





AUDITORS' REPORT TO THE SHAREHOLDERS
I have audited the consolidated balance sheets of CLTC Ventures Corp as at June 30, 2007 and the statements of operations and deficit and cash flows for the six month period then ended. These consolidated financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these consolidated financial statements based on my audits.
I conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that I plan and perform an audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. I believe that our audits provide a reasonable basis for our opinion.
In my opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at June 30, 2007 and the results of its operations and its cash flows for the six month period then ended.
I am not independent of CLTC Ventures Corp and this audit and opinion do not conform with United States generally accepted auditing standards.
The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has generated losses from operations, has an accumulated deficit of $422,323 and has a working capital deficit of $198,541 at June 30, 2007, which together raises doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Thomas L. Crom (signed)
Certified Public Accountant


Payson, Arizona
July 13, 2007


CLTC VENTURES CORP
Balance Sheets

June 30, 2007

			2007

Assets

Current assets:
Cash and cash equivalents			$	0
        Prepaid expenses (note 7)		75,000
			75,000

Plant and equipment (note 4)		21,488

Mineral properties (note 5)		17,891,371

				$	17,987,859

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable and due to related parties (note 8)			$	273,542
			273,542


Future income taxes (note 6)		2,683,706



Shareholders' equity:
Share capital, $0.0001 par value, 1,000,000,000 shares
authorized and
   28,468,834 shares issued and outstanding   (note 7)		19,950
Additional paid in capital		342,984
Common shares to be issued (note 7 and note 10)		90,000
Preferred stock (note 7)		15,000,000
Deficit		(422,323)
			15,030,611

Going concern (note 1)
Commitments and contingencies (note 9)
Subsequent events (note 10)

				$	17,987,859

See accompanying notes to financial statements.



CLTC VENTURES CORP
Statements of Operations and Deficit

Six month period ended June 30, 2007

			2007

Expenses:
Bank fee			$	148
Office expense		2,947
Professional fees		1,579
Payroll expense		39,846
Rent		11,926
Telephone		567
Depreciation		10,732
			67,745

Other expenses (earnings):
Interest, net		-0-
			(67,745)

Net loss		(67,745)

Deficit, beginning of year		(354,578)

Deficit, end of period			$	(422,423)

Basic and diluted loss per share			$	(0.002)

Weighted average number of shares outstanding		28,468,834

See accompanying notes to financial statements.



CLTC VENTURES CORP
Statements of Cash Flows

Six month period ended June 30, 2007

			2007

Cash provided by (used in):

Operations:
Net loss			$	(67,745)
Items not involving cash:
Depreciation		10,732
			(57,013)
Changes in non-cash working capital items:
Accounts payable and accrued liabilities		24,530
			(32,483)

Financing:
Preferred stock issued 		15,000,000
Common shares to be issued		90,000
			15,090,000

Investments:
Purchase of mineral properties		15,000,000
Prepaid expenses		75,000
			15,075,000

Decrease in cash and cash equivalents		(17,483)

Cash and cash equivalents, beginning of year		17,483

Cash and cash equivalents, end of period			$	-0-

Supplementary information:
Interest paid (received), net			$	-0-

Non-cash items:
Recognition of Future income tax liability related to
purchase of mineral property
   being a non-cash transaction			$	2,683,706
 Purchase of mineral property by way of accounts payable
and accrued liability		$	207,665



See accompanying notes to financial statements.


CLTC VENTURES CORP
Notes to Financial Statements
Period ended June 30, 2007

1.	Going concern:
The Company was incorporated on December 3, 2002 under the laws of the State of Texas as CDS Operations, Inc.
and subsequently changed its name to Client Track
Corporation on July 30, 2005 and reincorporated in the State of Delaware on June 1, 2006. On May 11, 2007 the
Company changed its name to CLTC Ventures Corp.
The Company has developed unique customer relationship software known as "Client Track." That software has been used in assisting individuals to manage their debt, principally credit cards so that those individuals can avoid bankruptcy.
These financial statements have been prepared on the basis of accounting principles applicable to a going concern. At June 30, 2007, the Company had a working capital deficiency of $198,541. The ability of the Company to continue as a going concern and the recoverability of the amounts shown for property and equipment and mining properties are dependent upon the Company obtaining necessary financing to meet it's commitments as they come due and future profitable operations or proceeds from the sale or licensing of software, obtaining necessary financing to meet the Company's commitments as they come due and to finance further exploration, development and expansion of the properties, the discovery of economically recoverable reserves, securing and maintaining title and beneficial interest in the properties and upon future profitable production or proceeds from disposition of the mineral properties. The amounts shown as property and equipment represent net costs to date, less amounts written off, and do not necessarily represent present or future values.
Failure to continue as a going concern would require restatement of assets and liabilities on a liquidation basis, which would differ materially from the going concern basis.

2.	Nature of operations:
The Company was two distinct operations. One is its historical business which involves its unique customer relationship software known as "Client Track." That software has been used in assisting individuals to manage their debt, principally credit cards so that those individuals can avoid bankruptcy.
The Company's second operation is its newly acquired subsidiary, Yuan Fen Dragon Mining Corporation, which has a contract to purchase two producing gold mines in the People's Republic of China.

3.	Significant accounting policies:

(a)	Principles of consolidation:
These consolidated financial statements include the accounts of CLTC Ventures Corp and its subsidiaries:

			Percentage
		ownership

Yuan Fen Dragon Mining Company (a Nevada company)
("Yuan Fen")	100%






3.	Significant accounting policies (continued):


(b)	Revenue recognition on contracts:
The Company's receives revenues on contracts as
percentage of receivables collected for it's
customers.  The Company invoices its customers for
the negotiated percentage upon collection.
Allocated job costs include all direct material,
labor costs and sub-contracting expenses and various
direct cots, which can be specifically allocated to
individual contracts.  Unallocated contracts costs
as well as general and administrative expenses are
charged to expense as incurred.  Provisions for
losses on uncompleted contracts are made in the
period in which such losses are determined without
reference to percentage completion.  No losses on
uncompleted contracts existed at June 30, 2007.
Changes in job performance, job conditions and
estimated profitability, including those arising
from contract penalty provision, and final contract
settlements may result in revisions to costs and
income and are recognized in the period in which
revisions are determined.
 (c)	Cash and cash equivalents:
Cash and cash equivalents consist of cash on deposit
with banks or highly liquid short-term interest-
bearing securities with maturities at purchase dates
of three months or less, and are subject to standard
deposit insurance limits.
 (d)	Accounts receivable:
In accordance with terms of some contract, a certain
percentage of the total contract price is withheld
pending customer acceptance at the completion of the
contract.  As such, these amounts have been
classified as 'Retainages' under Accounts
Receivable.
(e)	Inventories:
The Company does not record inventories, as it
orders job supplies as needed.
(f)	Plant and equipment:
Plant and equipment is stated at cost, including the effect of recording any future income tax liabilities on acquisition. Amortization is calculated on a straight-line basis over the estimated useful lives of the plant and equipment as follows:

Asset		Term

Furniture and fixtures		7 years
Office equipment		5 years

 (f)	Impairment of long-lived assets:
The Company assesses the impairment of long-lived
assets, which consist primarily of software,
whenever events or changes in circumstances indicate
that the carrying value of an asset may not be
recoverable.  Recoverability of a long-lived asset
is then determined by a comparison of the carrying
value of the asset to future undiscounted net cash
flows expected to be generated by the asset.  If
such assets are considered to be impaired, the
amount of the impairment is measured by the amount
by which the carrying amount of the asset exceeds
its fair value.
3.	Significant accounting policies (continued):
 (g)	Income taxes:
The Company follows the asset and liability method
of accounting for income taxes.  Under the asset and
liability method, future income tax assets and
liabilities are determined based on differences
between the financial statement carrying values of
existing assets and liabilities and their respective
income tax bases (temporary differences) and are
measured using the enacted or substantively enacted
tax rates expected to be in effect when the
temporary differences are likely to reverse.  Future
tax assets, such as non-capital loss carry forwards,
are recognized if realization of such benefits is
considered more likely than not.
 (h)	Loss per share:
Loss per share has been calculated using the
weighted average number of common shares issued and
outstanding of 28,468,834 for the six month period
ended June 30, 2007.
(i)	Use of estimates:
The preparation of financial statements requires
management to make estimates and assumptions that
affect the reported amounts of assets and
liabilities and disclosure of contingencies at the
date of the financial statements and the reported
amounts of revenue and expenses during the year.
Areas requiring the use of estimates and measurement
uncertainties include the amortization of plant and
equipment, assumptions used at arriving at stock-
based compensation and the determination of future
income taxes.  Actual results may differ from
management's estimates.
(j)	Financial instruments:
The fair value of cash and cash equivalents,
receivables and advances and accounts payable and
accrued liabilities are estimated to approximate
their carrying value due to the short term nature of
such instruments.  It is not practicable to
determine the fair value of loans payable due to
their related party nature and lack of a secondary
market.
(k)	Segmented information:
The Company's principal operations are located in
Texas and the People's Republic of China.  The
Company conducts its business in a two operating
segments: one being customer relationship management
services and the second being mining for precious
metals.
(l)	Share Capital:
Share capital issued for non-monetary consideration
is recorded at an amount based upon fair market
value as estimated by management.
(m)	Comprehensive income:
The Company applies Statement of Financial
Accounting Standards No.130 Reporting Comprehensive
Income (SFAS No. 130). Comprehensive income is
defined as the change in equity of a business
enterprise during a period except those resulting
from investments by owners and distributions to
owners.
(o)	Stock-based compensation:
The Company accounts for stock-based compensation in accordance with SFAS No. 123 for "Accounting for stock-based compensation"and related interpretations.


4.	Plant and equipment costs:
The Company has office furniture and fixtures as well
as software costs.
The continuity of costs is as follows:
		Accumulated	Net book
June 30, 2007	Cost	amortization	value

Software, Office equipment and fixtures	$	71,696	$	50,208	$	21,488


5.	Mineral properties:
(a)	Yuan Fen Dragon Mining Corporation:
On April 30, 2007, the Company completed the
acquisition of 100% of the issued and outstanding
shares of Yuan in exchange for 12,500,000 Class B
shares of the Company at a value of $1.20 per share,
for a total purchase price of $15,000,000.  Yuan Fen
has a contract to purchase two producing gold mines
in the People's Republic of China.    The results of
operations and cash flows of Yuan Fen have been included in these financial statements from April 30, 2007.
The purchase price was allocated to the identifiable assets acquired and liabilities assumed based upon their fair values at the date of acquisition, as follows.


Assets acquired:
Mineral properties		$	17,891,370

Liabilities assumed:
	    Accrued liabilities		207,665
Future income tax liability		2,683,707

Net assets acquired		$
	15,000,000
Consideration paid:
Shares issued		$
	15,000,000

			$
	15,000,000


6.	Income taxes:
The tax effects of significant temporary differences
which would comprise tax assets and liabilities at June
30, 2007 are as follows:
			2007

Future income tax assets:
Non-capital loss carryforwards			$	48,627
			48,627
Valuation allowance		(48,627)
Net future income tax assets			$	-0-
Net future income tax liabilities			$	-0-


6.	Income taxes (continued):

The Company prepares its corporate tax returns with a December 31st year end. At December 31, 2006, the
Company has approximately $ 324,182 of United States non-capital losses available for income tax purposes to reduce United States taxable income in future years that expire between 2017 and 2021.

In assessing the recoverability of future tax assets,
management considers whether it is more likely than not
that some portion or all of the future tax assets will
not be realized.  The ultimate realization of future
tax assets is dependent upon the generation of future
taxable income during the periods in which the
temporary differences become deductible.
7.	Share capital:
(a)Authorized:
Unlimited number of common voting shares
(b)Issued common shares:
Number	Additional
of shares	Amount	paid in capital

Balance, December 31, 2006
28,468,834	$        19,950	$
342,984

By way of private placements, net of issuance costs
-0-                   -0-		-0-

Balance, June 30, 2007
28,468,834	$        19,950	$	342,984

(d)	Issued Class B shares:

	           Number

	      of shares	Amount

Balance, December 31, 2006
	-0-	$
-0-

By way of private placements, net of issuance costs
	1,250,000		15,000,000

Balance, June 30, 2007
	1,250,000	$	15,000,000

The Company issued $15,000,000 of preferred shares
to purchase Yuan Fen Dragon Mining Corporation which
has an agreement to purchase two operating gold
mines in People's Republic of China under which the
Company has agreed to provide financing of
approximately $5.9 million and the management of
Yuan Fen has agreed to file certain registration
statements with the SEC within a certain period of
time which would result in a spin-off of Yuan Fen to
the shareholders of the Company and the management
of Yuan Fen.
	(d)	Share purchase options: none
(e)	Share purchase warrants: none
(f)	Shares to be issued-On April 30, 2007 the
Company agreed to issue 1,000,000 shares of common stock valued at $0.09 to the management of Yuan Fen for twelve months of consulting services. This shares were issued subsequent to June 30th and the remaining balance shown as prepaid expense.



8.	Related party transactions:
Accounts payable to related parties is $40,788 for various advance made to the Company and $207,665 of liabilities assumed as part of the purchase of the mineral properties. The accounts payable are non-interest bearing with no specific terms of repayment.

9.     Commitments and contingencies:
The Company is committed to the following payments under a lease for premises.

	Year		Amount
	2007			$	21,029
	2008				21,029
	2009				21,029
	2010				21,029
	2011				1,752

Rent expense incurred during the six month period ended
June 30, 2007 was $10,732.


10.	Subsequent events:
Subsequent to June 30, 2007, in addition to subsequent
events disclosed elsewhere in these financial
statements:
(a)	The Company issued 1,000,000 of common shares to
the management of Yuan Fen Dragon Mining Corporation for consulting services to CLTC Ventures Corp. for twelve months.


PART III

Item 1. Index to Exhibits.

(a)	An index to the exhibits should be presented.

      (b) Each exhibit should be listed in the exhibit index according to the number assigned to it in Part
     III of Form 1-A or Item 2 below.

      (c) The index to exhibits should identify the location of the exhibit under the sequential page numbering system for this Form 10-SB.

(d) Where exhibits are incorporated by reference, the reference shall be made in the index of exhibits.

Instructions:

1. 	Any document or part thereof filed with the
Commission pursuant to any Act administered by the
      Commission may, subject to the limitations of Rule
24 of the Commission's Rules of Practice, be
      incorporated by reference as an exhibit to any registration statement.

2. 	If any modification has occurred in the text of any
document incorporated by reference since the filing thereof, the issuer shall file with the reference a statement containing the text of such modification and the date thereof.

3.	 Procedurally, the techniques specified in Rule 12b-
23 shall be followed.

Item 2. Description of Exhibits.

As appropriate, the issuer should file those documents required to be filed as Exhibit Number 2, 3, 5, 6, and 7 in Part III of Form 1-A. The registrant also shall fil

(12) Additional exhibits Any additional exhibits which the issuer may wish to file, which shall be so marked as to indicate clearly the subject matters to which they refer.
(13) Form F-X - Canadian issuers shall file a written irrevocable consent and power of attorney on
       Form F-X.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


_________________________________
      (Registrant)


Date: _____________________  By:
_______________________________________________________
      (Signature)*



*Print name and title of the signing officer under his signature.

DRAFT - February 5, 2008	1




Thomas L. Crom
Certified Public
Accountant
PO Box 9 273 Coyote Way
Payson, Arizona 85541


Telephone	(928) 474-9151
Fax	(928) 474-8354








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